Exhibit 99

Thursday 8 October 2009

For immediate release

Q2 Trading Update

The Carphone Warehouse Group PLC

The Carphone Warehouse Group PLC today announces its second quarter trading update.

Financial Guidance:

•      All existing financial guidance for March 2010 re-iterated

TalkTalk Group:

•      Growing momentum with 77,000 net new broadband subscribers (pre Tiscali)

•      Tiscali broadband net reduction of 62,000 subscribers

•      Total TalkTalk Group 15,000 net new broadband subscribers (including Tiscali)

Best Buy Europe:

•      Robust connections growth up 2.0% year-on-year, despite tough previous year comparatives

Demerger:

•      Demerger on track for end of March 2010

Charles Dunstone, Chief Executive Officer, said:

“Both TalkTalk Group and Best Buy Europe are continuing to trade well, and we are therefore re-iterating all the financial guidance we have given for the full year to March 2010. In addition, our planned demerger is progressing at pace.”

“TalkTalk Group is continuing its growth momentum with TalkTalk’s value proposition and strong customer service clearly appealing to customers. Excluding Tiscali, TalkTalk Group added a higher than expected 77,000 net new broadband customers. This follows the 47,000 net new customers added in the first quarter and, at the same time, churn continues to show a marked reduction year-on-year.”

“Tiscali’s broadband customer base fell by 62,000 during the period, which was broadly in line with our expectations, with the churn rate improving as the quarter progressed due to better customer retention activity.”

“As part of the completion process for the Tiscali acquisition, there is a mechanism for adjusting the consideration paid for the actual number of customers acquired on completion compared to the indicative customer base reported by Tiscali S.p.A. On the basis of the definition of customers in the acquisition agreement, we anticipate the adjustment required will be a reduction of 160,000 customers, who are predominantly broadband customers. The consequential true up payment due to us will be made from funds currently held in escrow.”

“We nevertheless remain confident that TalkTalk Group will end the current financial year with a total broadband base of between 4.1m and 4.2m customers and thus maintain the guidance we announced in June this year.”

“In parallel, Best Buy Europe, the retail and distribution business in which we have a 50% share, also performed well. Despite an overall subdued handset market and tough year-on-year comparatives, due to the introduction of the 3G iPhone last July, we grew total connections by 2.0%.”

“We remain convinced that separating TalkTalk Group and Best Buy Europe will enable the worth and potential of each business to be more appropriately evaluated. We have made marked progress on a number of outstanding issues and we are increasingly confident of achieving the demerger by the end of March next year.”

TalkTalk Group

TalkTalk Group enjoyed a stronger than expected quarter for customer growth. We added 77,000 net new customers during the quarter across the TalkTalk and AOL brands taking their combined customer base to 2.93m. Tiscali’s broadband customer base reduced in line with our expectations, with net customer losses of 62,000 in the quarter.

We continued to provision TalkTalk customers (including AOL) onto our unbundled network, with another 75,000 added in the quarter, taking our total unbundled TalkTalk base to 2.32m or 79% of the total base. At the end of the quarter, approximately 51% of the Tiscali customer base was unbundled, leaving significant opportunity to migrate more of their customers onto our integrated network and drive material post acquisition synergies.

During the quarter, our non-broadband base (excluding Tiscali) of voice-only and narrowband customers declined as expected, by 60,000 (last year 137,000) to 1.00m. The improving rate of decline year-on-year reflects the loyalty of the customer base and the reducing mix of narrowband customers in the non-broadband base. The Tiscali non-broadband base declined by 32,000 in the quarter in line with expectations, due to the higher percentage of narrowband customers within the opening base.

Best Buy Europe

Connections growth at Best Buy Europe of 2.0% year-on-year to 3.17m also represented a robust performance. During the quarter, the handset market has remained subdued, but we continued to gain market share in a number of European markets especially within the high value smartphone segment. Given the tough comparisons on last year, with the introduction of the 3G iPhone in July 2008, we believe our overall connections performance was commendable.

Best Buy Europe remains fully on course to open its first “Big Box” stores in Spring 2010, and we are making strong progress on finalising further store openings next year.

In the US, Best Buy Mobile continues its very strong development and we remain confident in the significant contribution we expect from this business in the current financial year.

Conference Call

There will be a conference call for investors and analysts at 9.00 am this morning. The dial-in number is +44 20 3037 9107, with a Freephone number of 1 866 966 5335 for US callers.  A replay will be available for seven days, for which the dial-in number is +44 20 8196 1998, or Freephone 1 866 583 1039 from the USA.  The access code is 897311.  The conference call will also be webcast at www.cpwplc.com.

Next Trading Update

The Group will publish its interim results on Friday 27 November 2009.

For Further Information

For analyst and institutional enquiries
Christian Maher	+44 (0) 7900 243308

Carla Bloom	+44 (0) 7891 094542

For media enquiries
Mark Schmid (TalkTalk Group)	+44 (0) 7920 484 787

Shane Conway (Best Buy Europe)	+44 (0) 7932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	+44 (0) 7973 611 888
+44 (0) 20 7638 9571

Operating statistics

TalkTalk Group customer bases

	As at 30 September 2009
(000s)	2009	2008	% change
TalkTalk broadband base (including AOL)	2,930	2,788	5%
Tiscali broadband base	1,339	—
Opening base adjustment	(150)	—
TalkTalk Group broadband base*	4,119	2,788	48%

* TalkTalk Group’s broadband base excludes the Tiscali wholesale base.

TalkTalk unbundled broadband base (including AOL)	2,320	2,027	14%
% TalkTalk unbundled broadband base	79%	73%
% Tiscali unbundled broadband base	51%	—

TalkTalk non-broadband customer base (including AOL)	1,001	1,325	(24)%
Tiscali non-broadband base	208	—
Opening base adjustment	(10)	—
TalkTalk Group non-broadband base	1,199	1,325	(10)%

Best Buy Europe connections and store numbers

	13 weeks to 3 October 2009
	2009	2008	% change
Connections (000s)	3,169	3,105	2%

	26 weeks to 3 October 2009
	2009	2008	% change
Connections (000s)	5,884	5,744	2%

Own stores	2,236	2,209	1%
Franchises	223	221	1%
Total stores	2,459	2,430	1%